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                                  EXHIBIT  5.1











                                 April 10, 1996




Board of Directors
International Yogurt Company
5858 N.E. 87th Avenue
Portland, Oregon  97220


     Re: Form S-8 Registration of 1994 Combined Incentive and Non-Qualified Stock Option Plan


Gentlemen:

     This firm is special counsel to International Yogurt Company, an Oregon corporation, (the "Company") and, in that capacity we have assisted in the preparation of certain documents relating to the potential issuance of 200,000 shares of the Company common stock ("Shares") in accordance with the Company's 1994 Combined Incentive and Non-Qualified Stock Option Plan (the "Plan"), in particular the Company's Registration Statement on Form S-8 (the "Registration Statement").

     In the course of our representation as described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have received from officers of the Company having custody thereof and have reviewed the Articles of Incorporation and Bylaws of the Company, and any amendments to each of such, and minutes of certain meetings of the Company's Board of Directors and certain meetings of the Company's shareholders. We have received from the officers of the Company certificates containing representations concerning various aspects of the matters covered by this opinion. We have received such certificates from, and have had conversations with, public officials in those jurisdictions in which we have deemed it appropriate.

     We have relied as to matters of fact upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity of all of the documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies.

     Based upon and subject to all of the foregoing, we are of the opinion that:

          The Shares have been validly authorized, and when issued in the manner described in the above mentioned Registration Statement and when (i)

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          the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (ii) the Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.


     This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                              Very truly yours,

                              FOSTER PEPPER & SHEFELMAN



                              By:  /s/  Curt B. Gleaves
                                 _______________________________________________
                                   Curt B. Gleaves

Portland, Oregon